SHORT CERTIFICATE

STATE OF NEW YORK

INSURANCE DEPARTMENT

It is hereby certified that the attached copy of Amended and Restated Charter of  Allianz Life Insurance Company of New·York, of New York, New York, to update the definition of life insurance, reduce the minimum number of  directors and -reduce the number of directors who must be residents of the State of New York, as approved by this Department, March 17, 2011, pursuant to Section 1206 of the New York Insurance Law,

Has been compared with the original on file in this Department and that it is a correct transcript therefrom and of the whole of said original.

[Seal of  the State of  New York]                                                                             In Witness Whereof, I.have here-
unto set my hand and affixed
the official seal of  this Department
at the City of  Albany, this
17th day of March, 2011.

/s/ Clark J. Williams
Clark J. Williams Special Deputy Superintendent

AMENDED AND RESTATED CHARTER OF ALLIANZLIFE INSURANCE COMPANY OF NEW YORK

Under Section 1206 of the New York Insurance Law

We, the undersigned, being the Chief Executive Officer and Chief Legal Officer and Secretary, respectively, of Allianz Life Insurance Company of New York, hereby certify that:

1. The name of the Company is Allianz Life Insurance Company of New York.

2. The Company was incorporated on September 21, 1982 under the name Preferred Life Insurance Company of New York.

3. On November 9, 2010, the amendment and restatement of the Charter was authorized by a unanimous vote of the Board of Directors of the Company and thereafter consented to and authorized by the sole shareholder of the Company by written consent executed as of  February 25,2011. This Amended and Restated Charter shall be effective as of February 25, 2011.

4. The following amendments are being made pursuant to this Amended and Restated Charter:

• Article III is being revised to update the definition of "life insurance" and to clarify the powers conferred upon the Company by the Insurance Law or any other law to stock life insurance companies.
• Article IV is being revised to reflect the changes in the Insurance Law regarding the minimum number of total directors and independent directors and to specify the power of the Board to make and amend the Bylaws and specify a quorum for the transaction of business.
• Article V is being revised to provide flexibility regarding the date of the Annual Meeting.
• The former Article VIII, which provided the names and residences of the initial directors, has been deleted, and all of  the Articles have been renumbered accordingly.

• Article XII, which addresses indemnification of directors, has been added to the Charter.
• Headings have been added for each article. Article XII, which addresses indemnification of directors, has been added to the Charter.

5. The Charter of  the Company is hereby amended and restated, as authorized by Section 1206 of  the Insurance Law of  New York (the "Insurance Law"), to read in full as follows:

ARTICLE I

CORPORATE NAME

The name of this Company shall be "Allianz Life Insurance Company of New York."

ARTICLE II

PLACE OF BUSINESS

The principal office of this Company shall be located in the County of New York in the State of New York.

ARTICLE III

BUSINESS OF THE CORPORATION

SECTION 1. The business of the Company and the kinds of insurance to be undertaken by it shall be the following:

1 "Life insurance," meaning every insurance upon the lives of  human beings and every insurance appertaining thereto, including the granting of  endowment benefits; additional benefits in the event of  death by accident or accidental means; additional benefits operating to safeguard the contract from lapse; accelerated payments of  parts or all of  the death benefit or a special surrender value upon (A) diagnosis of  terminal illness defined as a life expectancy of  twelve months or less, (B) diagnosis of  a medical condition requiring extraordinary medical care or treatment regardless of  life expectancy, (C) certification by a licensed health care practitioner of  any condition which required continuous care for the remainder of  the insured's life in an eligible facility or at home when the insured is chronically ill as defined by Section 7702(B) of  the Internal Revenue Code and regulations thereunder, provided that the accelerated payments qualify under Section 101(g)(3) of  the Internal Revenue Code and all other applicable sections of  federal 4lw in order to maintain favorable tax treatment, or~) certification by a licensed health care practitioner that the insured is chronically ill as defined by Section 7702(B) of  the Internal Revenue Code and all other applicable sections of  federal law in order to maintain favorable tax treatment and the insurer that issues such policy is a qualified long term care insurance carrier under Section 4980c of  the Internal Revenue Code or provide a special surrender value, upon total and permanent disability of  the insured, and optional modes of  settlement of  proceeds. "Life insurance" also includes additional benefits to safeguard the contract against lapse in the event of  unemployment of  the insured. Amounts paid the insurer for life insurance and proceeds applied under optional modes of  settlement or under dividend options may be allocated by the insurer to one or more separate accounts pursuant to Section 4240 of  the Insurance Law;
2 "Annuities," meaning all agreements to make periodical payments where the making; or continuance of  all or of some of  a series of such payments, or the amount of  any such payment, is dependent upon the continuance of  human life, except payments made under the authority of  paragraph one. Amounts paid to the Company to provide annuities and proceeds applied under optional modes of  settlement or under dividend options may be allocated by the Company to one or more separate accounts pursuant to Section 4240 of  the Insurance Law; and

3. "Accident and health insurance," meaning (a) insurance against death or personal injury by accident or by any specified kind or kinds of  accident and insurance against sickness, ailment or bodily injury, including insurance providing disability benefits pursuant to article nine of  the workers' compensation law, except as specified in subparagraph (b) following; and (b) non-cancellable disability insurance, meaning insurance against disability resulting from sickness, ailment or bodily injury (but excluding insurance solely against accidental injury) under any contract which does not give the insurer the option to cancel or otherwise terminate the contract at or after one year from its effective date or renewal date.

SECTION 2. The Company may also engage in the reinsurance of the kinds of insurance business it is authorized to do.

SECTION 3. The foregoing enumeration of specific kinds of insurance shall not be held to limit or restrict the powers of  the Company to carry on any other business to the extent necessarily or properly incidental to such kinds of  insurance.

SECTION 4. The Company shall have full power and authority to cede and assume reinsurance of  any risks subject to the Insurance Law and the rules and regulations of  the Insurance Department of  the State of  New York.

SECTION 5. The Company shall also have the general rights, powers and privileges now or hereafter granted by the Insurance Law or any other law to stock life insurance companies having power to do the kinds of  business hereinabove referred to and any and all other rights, powers and privileges of  a corporation, as the same may now or hereafter be declared by applicable law.

ARTICLE IV

CORPORATE POWERS

SECTION 1. The mode and manner in which the corporate powers of the Company shall be exercised is through a Board of Directors and through such Committees of the Board of Directors, officers and agents as such Board and the Bylaws of  the Company shall empower.

SECTION 2. The number of the directors of the Company shall be not less than seven
(7) nor more than thirteen (13). The number of directors shall be determined by vote of the shareholders at the annual meeting of shareholders or at a special meeting, or by resolution of the Board of Directors. The number of directors may be increased or decreased, within the limits prescribed in this section, by vote of the shareholders at the annual meeting or at a special meeting, or by resolution of the Board of Directors, but no decrease in the number of directors so made shall shorten the term of any incumbent director. At least one-third (1/3) of the directors shall be persons who are not officers or employees of the Company or of any entity controlling, controlled by or under common control with the Company and who are not beneficial owners of a controlling interest in the voting stock of any such company or any such entity ("Independent Directors"). Directors must be at least 18 years of age but need not be shareholders.

SECTION 3. The Board shall have the power to make and prescribe such Bylaws, rules and regulations for the transaction of the business of the Company and the conduct of its affairs, not inconsistent with the laws of the State of New York and this Charter as may be deemed expedient, and to amend or repeal such Bylaws, rules and regulations, except as otherwise provided in such Bylaws.

SECTION 4. The Board shall have the power to declare by bylaw what number of directors shall constitute a quorum for the transaction of business; provided, however, that such number shall be no less than a majority of the authorized number of directors, at least one of whom shall be an Independent Director. .

ARTICLE V

ANNUAL MEETING; ELECTION OF DIRECTORS

SECTION 1. The annual meeting of shareholders shall be held on the first Tuesday of  April, or otherwise, within 60 days thereafter, as the Board may determine, provided that the Superintendent of Insurance of the State of New York (or any governmental officer, body or authority that succeeds the Superintendent as the primary regulator of the Company's . insurance business under applicable law) is given notice of the date determined by the Board prior to such date, at such place, either within or without the State of New York, as may be fixed from time to time by resolution of the Board and set forth in the notice or waiver of  notice of the meeting.

SECTION 2. The directors shall be elected at each annual meeting of the shareholders of the Company, and the directors so elected shall hold office for one year and until their respective successors shall have been elected and shall have qualified. The directors shall be chosen and elected by a plurality of the whole number of shares voted.

SECTION 3. If the directors shall not be elected in any year at the annual meeting of shareholders as hereinabove provided, or if, because of  a vacancy or vacancies, on the Board of  Directors, the number of the Board shall be less than seven (7), the Company shall not for that reason be dissolved, but every director shall continue to hold office and discharge his or her duties until his or her successor shall have been elected.

SECTION 4. Any director may be removed with or without cause by the majority vote' of the shareholders present in person or by proxy at any meeting of shareholders. Not less than one-third of the directors may call a special meeting ("Special Meeting") for the purpose of  removing any director for 'cause, and at such Special Meeting so called, such director may be removed by the·affirmative vote of two-thirds of the remaining directors .

. SECTION 5. Whenever any vacancy in the Board of Directors shall occur by death, resignation, removal or otherwise, and whenever the number of directors is increased, such
.

vacancy may be filled and such additional directors may be elected, for the remainder of the term in which such event shall happen, by a majority vote of  the directors then in office in such manner as may be prescribed by the Bylaws, except that if the number of  directors then in office is less than a quorum, such vacancies may be filled by a vote of a majority of  directors then in office.

SECTION 6. Each director shall be at least 18 years old; at all times a majority of the directors shall be citizens and residents of the United States; and not less than one (1) director shall be a resident of  the State of New York

ARTICLE VI

QUORUM

Except as otherwise provided by law, the presence in person or by proxy at any meeting of  shareholders of  the holders of  a majority of  shares of the capital stock of the Company issued and outstanding and entitled to vote thereat shall constitute a quorum. If, however, such majority shall not be represented at any meeting of the shareholders, the holders of  a majority of  the shares present or represented and entitled to vote thereat shall have power to adjourn the meeting from time to time without notice until the requisite amount of  shares entitled to vote at such meeting shall be represented. At such adjourned meeting at which the requisite number of shares entitled to vote thereat shall be represented, any business may be transacted which might have been transacted at the meeting as originally notified.

ARTICLE VII

DURATION

The duration of the corporate existence of this Company shall be perpetual.

ARTICLEVllI

NO PREEMPTIVE RIGHTS

The holders of stock of the Company shall not have any pre-emptive, preferential or other right to subscribe for or purchase or acquire any shares of  any class of  stock or any other securities of the Company, whether now or hereafter authorized, and whether or not convertible into, or evidencing or carrying the right to purchase, shares of stock of any class or any other securities now or hereafter authorized and whether the same shall be issued for cash, services or property, or by way of  dividend, or otherwise, other than such right, if any, as the Board of Directors in its discretion from time to time may determine; but all such shares of  stock or other securities may be issued and disposed of by the Board of  Directors, to the extent permitted by law, in such manner to such person or persons, on such terms, for such consideration and for such corporate purposes as the Board of Directors may deem advisable.

ARTICLE IX

AUTHORIZED CAPITAL

The amount of the authorized capital of this Company shall be TWO MILLION ($2,000,000) DOLLARS, to consist of TWO HUNDRED THOUSAND (200,000) shares of stock of  the par value of TEN DOLLARS ($10) per share.

ARTICLE X

OFFICES OF THE CORPORATION

The Company may establish, maintain and operate offices and agencies and conduct business outside of the State of New York and in other states, countries, territories, dependencies, protectorates and in the District of Columbia, in such form and manner as the Board of  Directors may determine.

ARTICLE XI

lNDEMNIFICATION

No director shall be personally liable to the Company or any of its shareholders for damages for any breach of duty as a director; provided, however, that the foregoing provision shall not eliminate or limit (i) the liability of a director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or were acts or omissions (a) which he or she knew or reasonably should have known violated the New York Insurance Law or (b) which violated a specific standard of care imposed on directors directly, and not by reference, by a provision of the New York Insurance Law (or any regulations promulgated thereunder) or ( c) which constituted a knowing violation of any other law, or establishes that he or she personally gained in fact a financial prof it or other advantage to which he or she was not legally entitled; or (ii) the liability of a director for any act or omission prior to adoption of this Amended and Restated Charter by the shareholders of the Company.

IN WITNESS WHEREOF, we have subscribed this document on the date set forth below and do hereby affirm, under penalties of perjury, that the statements contained herein have been examined by us and are true and correct.

Dated: March 9, 2011

ALLIANZ LIFE INSURANCED COMPANY
OF NEW YORK

By:   /s/ Gary C. Bhojwani
   ______________________
  Name: Gary C. Bhojwani
  Title: Chief Executive Officer

By:   /s/ Maureen A. P:hillips
   ______________________
  Name: Maureen A. Phillips
  Title: Chief Legal Officer and Secretary